Eastern Virginia Bankshares, Inc. Releases Third Quarter 2013 Results

TAPPAHANNOCK, Va., Oct. 29, 2013 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company") reported today its results of operations for the three and nine months ended September 30, 2013.

Net loss available to common shareholders during the three months ended September 30, 2013 was ($7.0) million, or ($0.41) per diluted share, compared to net income of $486 thousand, or $0.08 per diluted share during the same period of 2012. For the three months ended September 30, 2013, the Company reported a net loss of ($6.6) million, a decrease of $7.5 million over the net income of $861 thousand reported for the same period of 2012. Net loss available to common shareholders during the nine months ended September 30, 2013 was ($6.0) million, or ($0.58) per diluted share, compared to net income of $1.4 million, or $0.23 per diluted share during the same period of 2012. For the nine months ended September 30, 2013, the Company reported a net loss of ($4.9) million, a decrease of $7.4 million over the net income of $2.5 million reported for the same period of 2012. The difference between net income (loss) and net income (loss) available to common shareholders is the effective dividend to the U.S. Treasury on preferred stock.

Third Quarter Highlights:

  Nonperforming assets decreased $2.1 million to $7.6 million, or 1.14% of total loans and OREO at September 30, 2013, down from 1.44% at the end of the prior quarter.
  Provision for loan losses decreased to $350 thousand for the three months ended September 30, 2013, compared to $625 thousand for the same period in 2012.

For the three months ended September 30, 2013, the following key points also were significant factors in the Company's reported results:

  Net charge-offs of $1.3 million to write off uncollectible balances on nonperforming assets;
  Increase in net interest income by $324 thousand from the same period in 2012;
  Gain of $224 thousand on the sale of our former Bowling Green branch office;
  Impairment losses of $437 thousand related to valuation adjustments on other real estate owned, compared to $769 thousand for the same period in 2012;
  Losses of $668 thousand on the sale of other real estate owned, compared to gains of $12 thousand for the same period in 2012;
  Expenses related to FDIC insurance premiums of $225 thousand, compared to $586 thousand for the same period in 2012;
  Expenses related to collection, repossession and other real estate owned of $195 thousand, compared to $190 thousand for the same period in 2012; and
  Loss of $11.5 million on the extinguishment of $107.5 million in long-term Federal Home Loan Bank advances.

Year to Date Highlights:

  Nonperforming assets decreased $9.1 million to $7.6 million, or 1.14% of total loans and OREO at September 30, 2013, down from 2.41% at December 31, 2012.
  Provision for loan losses decreased to $1.6 million for the nine months ended September 30, 2013, compared to $4.8 million for the same period in 2012.

For the nine months ended September 30, 2013, the following key points also were significant factors in the Company's reported results:

  Net charge-offs of $5.0 million to write off uncollectible balances on nonperforming assets;
  Gain on the sale of available for sale securities of $525 thousand resulting from adjustments in the composition of the investment portfolio as part of the Company's overall asset/liability management strategy;
  Decrease in net interest income by $252 thousand from the same period in 2012;
  Gain of $224 thousand on the sale of our former Bowling Green branch office;
  Impairment losses of $580 thousand related to valuation adjustments on other real estate owned, compared to $1.7 million for the same period in 2012;
  Losses of $823 thousand on the sale of other real estate owned, compared to $105 thousand for the same period in 2012;
  Expenses related to FDIC insurance premiums of $1.4 million, compared to $1.8 million for the same period in 2012;
  Expenses related to collection, repossession and other real estate owned of $447 thousand, compared to $845 thousand for the same period in 2012; and
  Loss of $11.5 million on the extinguishment of $107.5 million in long-term Federal Home Loan Bank advances.

The return on average assets (ROA) and return on average common shareholders' equity (ROE), on an annualized basis, for the three months ended September 30, 2013 were (2.59%) and (31.51%), respectively compared to 0.18% and 2.62%, respectively for the three months ended September 30, 2012. For the nine months ended September 30, 2013, on an annualized basis, ROA and ROE were (0.74%) and (9.84%), respectively compared to 0.18% and 2.56%, respectively for the same period in 2012.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "Eastern Virginia Bankshares continued to focus on asset quality and the strengthening of its balance sheet during the third quarter. As a Company we have successfully executed on our previously disclosed strategic initiatives including the accelerated resolution and disposition of adversely classified assets, the prepayment of higher rate long-term Federal Home Loan Bank advances and the closing of the rights offering to existing shareholders that raised approximately $5.0 million in aggregate gross proceeds. Although the Company recorded a net loss during the quarter due primarily to the prepayment penalty on the payoff of the Federal Home Loan Bank advances, this transaction immediately improves our financial position by increasing our net interest margin and is a critical step in our strategic progression towards optimizing our balance sheet. During the third quarter of 2013 we were able to reduce our nonperforming assets by another 22.1%, bringing our year to date reduction to 54.5%. As a result of our focus on this strategic plan, loan and asset quality metrics continue to improve as evidenced by end of quarter nonperforming loans to total loans of 0.96% and nonperforming assets to total assets of 0.73%. In addition, our allowance for loan losses continues to remain strong at quarter end producing a ratio of allowance for loan losses to nonperforming loans of 265.95% and a ratio of allowance for loan losses to total loans of 2.55%." Shearin further commented, "Throughout the balance of 2013 and into 2014, we plan to continue evaluating and implementing deliberate strategies to strengthen our financial condition and look forward to future growth and opportunities to further increase the value of our company."

Shearin concluded, "We are also very pleased with our announcement earlier this quarter regarding the termination of the formal written agreement with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions effective July 30, 2013. As previously indicated, we have been working very closely with our regulatory agencies to address the Company's and its subsidiary bank's challenges and improve financial performance. The termination of the formal written agreement was a momentous event for our company and reflects the culmination of a successful, multi-year effort by the board and the management team to address our deteriorating asset quality and associated challenges brought on during the economic recession. We are pleased that our regulatory agencies have acknowledged the significant improvement in the financial condition of our company over the past few years and we wish to thank our directors, officers and employees for their contribution to the future success of the Company."

Operations Analysis

Net interest income for the three months ended September 30, 2013 was $8.7 million, an increase of $324 thousand or 3.9% from the same period of 2012. This increase was due to an 18 basis point increase in the net interest margin (tax equivalent basis) from 3.36% (includes a tax equivalent adjustment of $11 thousand) in the third quarter of 2012 to 3.54% (includes a tax equivalent adjustment of $93 thousand) in the third quarter of 2013. The year over year decline in interest income was driven by declining loan balances due to weak loan demand in our market areas, charge-offs, the natural amortization of the portfolio, and the sale of our credit card loan portfolio in September 2012. The average investment securities balance increased $12.2 million to $278.4 million during the three months ended September 30, 2013 as compared to the same period in 2012, and the yield on investment securities increased 54 basis points from 1.86% to 2.40% for the third quarter of 2013. Average interest bearing deposits in other banks increased $26.6 million to $42.4 million during the three months ended September 30, 2013 as compared to the same period in 2012, while the yield on these assets increased 19 basis points from 0.15% for the third quarter of 2012 to 0.34% for the third quarter of 2013. This increase in excess funds was due largely to the closing of the private placements on June 12, 2013, the closing of the rights offering on July 5, 2013, the increase in our average deposits and the difficulty strategically deploying excess liquidity in the low interest rate environment. As a result, the yield on our average interest-earning assets declined 22 basis points to 4.27% for the three months ended September 30, 2013 as compared to the same period in 2012. Average interest-earning assets were $988.9 million for the three months ended September 30, 2013, which was a decrease of $6.4 million or 0.6% from the same period in 2012. Total average loans were 67.5% of total average interest-earning assets for the three months ended September 30, 2013, compared to 71.6% for the three months ended September 30, 2012. The decline in interest income from the third quarter of 2012 to the third quarter of 2013 was offset by a lower cost of funding. The Company's lower cost of funding was driven by the prepayment of $107.5 million in higher rate long-term borrowings during August 2013, the maturity of a $10.0 million higher rate long-term borrowing during September 2013, the continuation of our deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of interest-bearing checking and savings accounts with lower rates. As a result, for the three months ended September 30, 2013 the average cost of interest-bearing deposits decreased 22 basis points to 0.63% while the average cost of interest-bearing liabilities decreased 43 basis points to 0.90%, both as compared to the same period in 2012.

Net interest income for the nine months ended September 30, 2013 was $24.9 million, a decrease of $252 thousand or 1.0% from the $25.1 million for the same period of 2012. The net interest margin (tax equivalent basis) decreased 6 basis points from 3.39% (includes a tax equivalent adjustment of $191 thousand) for the nine months ended September 30, 2012 to 3.33% (includes a tax equivalent adjustment of $198 thousand) in the same period of 2013. The tax equivalent yield on our average interest-earning assets declined 34 basis points in the nine months ended September 30, 2013 as compared to the same period of 2012, but was partially offset by a 30 basis point decrease in the cost of average interest-bearing liabilities over the same period. Average interest-earning assets were $1.0 billion in the nine months ended September 30, 2013, which was an increase of $9.9 million or 1.0% from the same period of 2012. Total average loans were 66.7% of total average interest-earning assets in the nine months ended September 30, 2013, compared to 72.2% in the nine months ended September 30, 2012. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above and our desire to deploy excess liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended September 30, 2013 was $1.8 million, a decrease of $89 thousand or 4.7% over the same period of 2012. For the three months ended September 30, 2013, the Company did not realize any net gains on the sale of available for sale securities after realizing net gains on the sale of available for sale securities of $135 thousand for the same period in 2012. Service charges and fees on deposit accounts increased $32 thousand, or 3.9% in the third quarter of 2013, which was primarily attributable to an increase in non-sufficient funds ("NSF") fees. Debit/credit card fee income decreased $72 thousand, or 15.6% in the third quarter of 2013, which was primarily attributable to a decrease in debit card income. Other operating income increased $59 thousand, or 21.5% in the third quarter of 2013, which was driven by higher earnings from EVB Financial Services, Inc. and increased earnings from bank owned life insurance due to our additional $10.0 million investment in the second quarter of 2013. For the three months ended September 30, 2013, noninterest income includes a $224 thousand gain on the sale of our former Bowling Green branch office, which was not present during the same period of 2012. In addition to the aforementioned items, the three months ended September 30, 2012 included a $197 thousand gain on the sale of our credit card loan portfolio, which was not present during the same period of 2013.

Noninterest income for the nine months ended September 30, 2013 was $5.2 million, a decrease of $2.8 million or 34.9% over the same period of 2012. Net gains on the sale of available for sale securities decreased $3.0 million to $525 thousand for the nine months ended September 30, 2013, down from $3.5 million for the same period in 2012. During the first nine months of 2012 the Company began to strategically adjust the composition of its investment portfolio by reducing its holdings of tax-exempt securities in an effort to increase the Company's source of taxable income. To implement this strategy the Company sold tax-exempt securities issued by state and political subdivisions during the first nine months of 2012, many of which were in an unrealized gain position at the time of sale, and deployed the proceeds into taxable investment securities issued by state and political subdivisions as well as Agency mortgage-backed and Agency CMO securities. Other operating income increased $216 thousand, or 28.3% during the first nine months of 2013, which was driven by higher earnings from EVB Financial Services, Inc., increased earnings from bank owned life insurance due to our additional $10.0 million investment in the second quarter of 2013 and revenue from sales of insurance products through Bankers Insurance, LLC, and offset by increased write downs of investments in community and housing development funds. As mentioned in the quarterly analysis above, the first nine months of 2013 include a $224 thousand gain on the sale of our former Bowling Green branch office. In addition to the aforementioned items, the nine months ended September 30, 2012 included a $197 thousand gain on the sale of our credit card loan portfolio.

Noninterest expense for the three months ended September 30, 2013 was $20.6 million, an increase of $12.0 million or 140.8% over noninterest expense of $8.5 million for the three months ended September 30, 2012. Noninterest expense was negatively impacted in the third quarter of 2013 by an $11.5 million prepayment penalty on the extinguishment of $107.5 million in long-term Federal Home Loan Bank advances. This prepayment penalty is the result of the Company successfully executing one of its previously disclosed strategic initiatives. This transaction immediately improves the Company's financial position by increasing the Company's net interest margin and is a significant step towards optimizing the Company's balance sheet. The advances extinguished were fixed rate advances with a weighted average remaining maturity of 3.5 years and a current weighted average interest rate of 4.14%; $94.0 million of the prepaid FHLB advances were callable quarterly by the FHLB. Salaries and employee benefits increased $508 thousand, or 13.0% in the third quarter of 2013 primarily due to annual merit pay increases, lower deferred compensation on loan originations and higher group term insurance costs. For the third quarter of 2013, noninterest expense includes losses on the sale of OREO of $668 thousand compared to gains of $12 thousand for the same period in 2012. This increase was due to the Company's strategic initiative to remove risk from its balance sheet by expediting the resolution and disposition of OREO during the third quarter of 2013. FDIC insurance expense decreased $361 thousand, or 61.6% in the third quarter of 2013 and was driven by lower base assessment rates due to the improvement in the Company's subsidiary bank's overall composite rating in connection with the termination of the Written Agreement in July 2013. In addition, noninterest expense for the third quarter of 2013 includes $437 thousand in impairment losses related to valuation adjustments on OREO compared to $769 thousand for the same period in 2012.

Noninterest expense for the nine months ended September 30, 2013 was $36.7 million, an increase of $11.5 million or 45.6% over noninterest expense of $25.2 million for the nine months ended September 30, 2012. As mentioned in the quarterly analysis above, noninterest expense was negatively impacted by an $11.5 million prepayment penalty on the extinguishment of $107.5 million in long-term Federal Home Loan Bank advances during the third quarter of 2013. Salaries and employee benefits increased $1.1 million, or 9.4% in the nine months ended September 30, 2013 due to the items described in the quarterly analysis above. For the nine months ended September 30, 2013, noninterest expense includes losses on the sale of OREO of $823 thousand compared to $105 thousand for the same period in 2012. In addition, noninterest expense for the nine months ended September 30, 2013 includes $580 thousand in impairment losses related to valuation adjustments on OREO compared to $1.7 million for the same period in 2012. Expenses related to collection, repossession and OREO decreased $398 thousand, or 47.1% in the nine months ended September 30, 2013 due to the decrease in the carrying balance of OREO as well as the amount of nonperforming loans and classified assets. FDIC insurance expense decreased $353 thousand, or 20.0% in the nine months ended September 30, 2013 due to the items described in the quarterly analysis above.

Balance Sheet and Asset Quality

Total assets decreased $24.7 million or 2.3% between September 30, 2012 and September 30, 2013, and are down $82.7 million from June 30, 2013. Between September 30, 2012 and September 30, 2013, investment securities increased $23.4 million or 9.5% to $269.5 million, but are down $6.3 million from June 30, 2013. Loans, net of unearned income decreased $40.5 million or 5.8% from September 30, 2012 to $662.6 million at September 30, 2013, and are down $8.7 million from $671.4 million as of June 30, 2013. Total deposits increased $7.7 million or 0.9% from September 30, 2012 to $827.0 million at September 30, 2013, but are down $15.3 million from $842.3 million as of June 30, 2013. Total shareholders' equity increased $32.8 million or 33.5% from September 30, 2012 to $130.6 million at September 30, 2013, but is down $4.5 million from $135.1 million as of June 30, 2013. Year to date average investment securities were $285.2 million as of September 30, 2013, an increase of $26.1 million or 10.1% compared to the same period in 2012. Year to date average loans were $672.2 million as of September 30, 2013, a decrease of $48.2 million or 6.7% compared to the same period in 2012. Year to date average total deposits were $843.8 million as of September 30, 2013, an increase of $12.8 million or 1.5% compared to the same period in 2012. Year to date average shareholders' equity was $114.6 million as of September 30, 2013, an increase of $17.6 million or 18.1% compared to the same period in 2012.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2013 and 2012.

	Three months ended		Nine months ended
(dollars in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Net charge-offs	$ 1,289	$ 1,387	$ 4,994	$ 6,782
Net charge-offs to average loans	0.77%	0.77%	0.99%	1.26%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	September 30,	December 31,	September 30,
	2013	2012	2012
Allowance for loan losses	$ 16,894	$ 20,338	$ 22,103
Allowance for loan losses to period end loans	2.55%	2.97%	3.14%
Allowance for loan losses to nonaccrual loans	265.95%	171.29%	205.15%
Allowance for loan losses to nonperforming loans	265.95%	171.29%	172.37%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	September 30,	December 31,	September 30,
	2013	2012	2012
Nonaccrual loans	$ 6,352	$ 11,874	$ 10,774
Loans past due 90 days and accruing interest	-	-	2,049
Total nonperforming loans	$ 6,352	$ 11,874	$ 12,823
Other real estate owned ("OREO")	1,203	4,747	6,577
Total nonperforming assets	$ 7,555	$ 16,621	$ 19,400

Nonperforming assets to total loans and OREO	1.14%	2.41%	2.73%

The following tables present the change in the balances of OREO and nonaccrual loans for the nine months ended September 30, 2013.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2012	$ 4,747	Balance at December 31, 2012	$ 11,874
Transfers from loans	1,675	Loans returned to accrual status	(5,741)
Capitalized costs	-	Net principal curtailments	(6,247)
Sales proceeds	(3,816)	Charge-offs	(1,718)
Impairment losses on valuation adjustments	(580)	Loan collateral moved to OREO	(1,675)
Loss on disposition	(823)	Loans placed on nonaccrual during period	9,859
Balance at September 30, 2013	$ 1,203	Balance at September 30, 2013	$ 6,352

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2013	2012	2012

Performing TDRs	$ 2,767	$ 4,433	$ 4,483
Nonperforming TDRs*	2,630	5,089	7,301
Total TDRs	$ 5,397	$ 9,522	$ 11,784

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to EVB's (the "Bank") branch network, the payment of dividends, the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the written agreement, dated February 17, 2011 (the "Written Agreement"), among the Company, the Bank, the Federal Reserve Bank of Richmond (the "Reserve Bank") and the Virginia State Corporation Commission Bureau of Financial Institutions (the "Bureau"), the termination of the Written Agreement or the entry into a memorandum of understanding among the Company, the Bank, the Reserve Bank and the Bureau, dated September 5, 2013 (the "Memorandum of Understanding") on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company's outstanding common and preferred stock, to redemption of the Company's fixed rate cumulative perpetual preferred stock, Series A, par value $2.00 per share, having a liquidation value of $1,000 per share (the "Series A Preferred Stock") issued to the U.S. Department of the Treasury through the Capital Purchase Program and to payment of interest on the Company's outstanding Junior Subordinated Debentures related to the Company's trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company's liquidity; (viii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding business initiatives related to and the use of proceeds from the private placements (the "Private Placements") and the Company's recently completed rights offering (the "Rights Offering"); and (xii) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the business initiatives related to and the use of proceeds from the Rights Offering and the Private Placements, including, without limitation, changes in market conditions that adversely affect the Company's ability to dispose of or work out assets adversely classified by us on advantageous terms or at all;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies, including rules to implement the Basel III capital framework and for calculating risk-weighted assets;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
  the Memorandum of Understanding and the terms thereof;
  possible changes to the Company's Board of Directors, including in connection with the Private Placements and deferred dividends on the Company's Series A Preferred Stock; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended		Nine months ended
(dollars in thousands, except per share data)	September 30,		September 30,
Statement of Operations	2013	2012	2013	2012
Interest and dividend income	$ 10,552	$ 11,229	$ 31,762	$ 34,059
Interest expense	1,821	2,822	6,866	8,911
Net interest income	8,731	8,407	24,896	25,148
Provision for loan losses	350	625	1,550	4,783
Net interest income after provision for loan losses	8,381	7,782	23,346	20,365

Service charges and fees on deposit accounts	847	815	2,342	2,374
Other operating income	334	275	978	762
Debit/credit card fees	391	463	1,099	1,143
Gain on sale of available for sale securities, net	-	135	525	3,498
Gain (loss) on sale of bank premises and equipment	223	(1)	249	(1)
Gain on sale of loans	-	197	-	197
Noninterest income	1,795	1,884	5,193	7,973

Salaries and employee benefits	4,418	3,910	12,713	11,624
Occupancy and equipment expenses	1,333	1,273	3,860	3,784
FDIC expense	225	586	1,408	1,761
Collection, repossession and other real estate owned	195	190	447	845
Loss (gain) on sale of other real estate owned	668	(12)	823	105
Impairment losses on other real estate owned	437	769	580	1,676
Loss on extinguishment of debt	11,453	-	11,453	-
Other operating expenses	1,826	1,820	5,432	5,416
Noninterest expenses	20,555	8,536	36,716	25,211

Income (loss) before income taxes	(10,379)	1,130	(8,177)	3,127
Income tax expense (benefit)	(3,733)	269	(3,284)	604
Net income (loss)	$ (6,646)	$ 861	$ (4,893)	$ 2,523
Less: Effective dividend on preferred stock	376	375	1,128	1,125
Net income (loss) available to common shareholders	$ (7,022)	$ 486	$ (6,021)	$ 1,398
Income (loss) per common share: basic	$ (0.60)	$ 0.08	$ (0.72)	$ 0.23
diluted	$ (0.41)	$ 0.08	$ (0.58)	$ 0.23
Selected Ratios
Return on average assets	-2.59%	0.18%	-0.74%	0.18%
Return on average common shareholders' equity	-31.51%	2.62%	-9.84%	2.56%
Net interest margin (tax equivalent basis)	3.54%	3.36%	3.33%	3.39%
Period End Balances
Loans, net of unearned income	$ 662,625	$ 703,156	$ 662,625	$ 703,156
Total assets	1,033,057	1,057,770	1,033,057	1,057,770
Total deposits	827,017	819,289	827,017	819,289
Total borrowings	69,369	133,332	69,369	133,332
Total shareholders' equity	130,633	97,817	130,633	97,817
Book value per common share	7.22	12.24	7.22	12.24
Average Balances
Loans, net of unearned income	$ 668,011	$ 713,125	$ 672,184	$ 720,362
Total earning assets	988,937	995,291	1,007,976	998,104
Total assets	1,073,749	1,063,135	1,084,354	1,066,258
Total deposits	838,253	825,216	843,816	831,007
Total borrowings	95,079	133,030	119,010	131,560
Total shareholders' equity	133,962	97,956	114,562	97,007
Asset Quality at Period End
Allowance for loan losses	$ 16,894	$ 22,103	$ 16,894	$ 22,103
Nonperforming assets	7,555	19,400	7,555	19,400
Net charge-offs	1,289	1,387	4,994	6,782
Net charge-offs to average loans	0.77%	0.77%	0.99%	1.26%
Allowance for loan losses to period end loans	2.55%	3.14%	2.55%	3.14%
Allowance for loan losses to nonaccrual loans	265.95%	205.15%	265.95%	205.15%
Nonperforming assets to total assets	0.73%	1.83%	0.73%	1.83%
Nonperforming assets to total loans and other real estate owned	1.14%	2.73%	1.14%	2.73%
Other Information
Number of shares outstanding - period end	11,824,367	6,069,551	11,824,367	6,069,551
Average shares outstanding - basic	11,776,067	6,069,483	8,316,246	6,044,730
Average shares outstanding - diluted	17,016,259	6,069,483	10,446,874	6,044,730

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047